Enhanced Group Appoints Mike Sepso to Board; Names James Simpson Chairman
Tony Eisenberg to Chair Audit Committee; Christian Angermayer and Jim Murren Transition from Board to Ongoing Advisory Roles
NEW YORK, September 23, 2026 – Enhanced Group Inc. (NYSE: ENHA) (“Enhanced” or the “Company”) today announced the appointment of Mike Sepso, Co-Founder of Major League Gaming, to its Board of Directors and Audit Committee. The Company also announced that current director James Simpson has been appointed Chairman of the Board and current director Tony Eisenberg has been appointed Chair of the Audit Committee.
Mr. Sepso is a media and technology entrepreneur with more than two decades of experience building competitive leagues and live-event businesses. He co-founded Major League Gaming (“MLG”), a pioneering professional esports organization that helped transform competitive gaming into a global spectator sport and was subsequently acquired by Activision Blizzard. He also co-founded Vindex, a gaming and esports technology infrastructure company acquired by ESL FACEIT Group in 2023. He is currently a Venture Partner at Griffin Gaming Partners.
Mr. Simpson has served on Enhanced’s Board since the Company’s public listing and currently chairs its Compensation Committee and Nominating and Corporate Governance Committee. He is Managing Partner of Apeiron Investment Group, the Company’s largest shareholder, and previously served as Apeiron’s General Counsel.
Mr. Eisenberg has served on the Company’s Audit Committee since its public listing. He is Chief Executive Officer of American Drive Acquisition Corp. and a Founding Partner of Palo Santo, a venture capital firm focused on mental health.
Christian Angermayer and Jim Murren stepped down from the Board, while continuing to support the Company in ongoing roles. Mr. Angermayer remains closely engaged in his role as Co-Founder and through his family office Apeiron Investment Group. Apeiron is Enhanced’s largest shareholder and has been increasing its stake in the Company continuously over the past weeks. Mr. Murren will continue working with the Company as Special Advisor to the Chief Executive Officer.
“Mike brings exceptional experience building new sports properties and turning emerging forms of competition into global entertainment,” said Maximilian Martin, Chief Executive Officer of Enhanced. “His perspective will be enormously valuable as we build the next chapter of Enhanced. James’s knowledge of the Company and experience at Apeiron position him well to lead our Board, while Tony brings valuable financial expertise and board experience to his role as Chair of the Audit Committee.”
Martin continued: “Christian’s conviction and support has been fundamental to building Enhanced, and I look much forward to continuing to work together closely with him as my Co-Founder. Jim has been an invaluable partner, and I am very pleased that we will continue benefiting from his experience and counsel as Special Advisor.”

“I remain as committed as ever to Enhanced and its potential,” said Christian Angermayer, Co-Founder of Enhanced and Founder of Apeiron Investment Group. “Max and the team have achieved an extraordinary amount in a short period, and I am excited to continue supporting the Company through its next phase of growth.”
“Serving on the Enhanced Board has given me a close view of what our athletes are capable of, and that has been a privilege,” said Jim Murren. “I want to thank them for bringing Enhanced’s mission to life and inspiring others to pursue their own personal best. I look forward to continuing to support Enhanced and the team as Special Advisor as they advance that mission.”
About Enhanced Group Inc.
Enhanced (NYSE: ENHA) is an elite sports competition and performance products company committed to giving athletes and consumers access to products that optimize health, performance, and recovery. Its Live Enhanced platform provides consumers with clinician-guided protocols, supplements, and personalized health and longevity offerings. For more information, visit www.enhanced.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s business strategy, plans and prospects. These statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially. For a discussion of these and other risks and uncertainties, see the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 and other filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, except as required by law.
Contacts
Investors: enhanced@icrinc.com
Media: media@enhanced.com